Exhibit 4.3

FIRST SUPPLEMENTAL INDENTURE

This FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”) dated as of October 11, 2018 is among VIVUS, Inc. (the “Issuer”) and U.S. Bank National Association, as trustee (the “Trustee”) and as collateral agent (the “Collateral Agent”) under the Indenture referred to below.

W I T N E S S E T H :

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee and the Collateral Agent an indenture (as amended, supplemented or otherwise modified, the “Indenture”) dated as of June 8, 2018, providing for the issuance of the Issuer’s 10.375% Senior Secured Notes due 2024 (the “Securities”);

WHEREAS, $110,000,000 in aggregate principal amount of the Securities is currently outstanding;

WHEREAS, pursuant to Section 9.02(a) of the Indenture the Issuer, the Collateral Agent, the Guarantors and the Trustee may amend or supplement the Indenture, the Securities and the Security Documents, and may waive any provision thereof with the written consent of Holders of a majority in principal amount of the Securities then outstanding voting as a single class (including consents obtained in connection with a tender offer or exchange offer for the Securities);

WHEREAS, the Issuer has received, and has delivered to the Trustee evidence of, written consent of the Holders of a majority in principal amount of the Securities to certain amendments to the Indenture set forth herein; and

WHEREAS, in accordance with Section 9.05 of the Indenture, the Issuer has delivered to the Trustee simultaneously with the execution and delivery of this First Supplemental Indenture, an Officers’ Certificate and an Opinion of Counsel relating to this First Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

AMENDMENTS TO INDENTURE AND NOTES

Section 1.1                                    Amendment to Article Four of the Indenture. Section 4.04(b) of the Indenture shall be amended to include the following clause (xvi):

“(xvi) the repurchase, redemption or other acquisition or retirement for value of up to $20.0 million aggregate principal amount of the Convertible Notes at any time and from time to time on or prior to May 31, 2019 and any fees, expenses and defeasance costs in connection therewith.”

Section 1.2                                    Amendments to Notes.  The Notes are hereby amended to delete any and all provisions inconsistent with the amendments to the Indenture effected by this First Supplemental Indenture.

ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.1                                    Defined Terms.  As used in this First Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined, except that the term “Holders” in this Supplemental Indenture shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such Holders.  The words “herein”, “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

Section 2.2                                    Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended and supplemented hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore and hereafter existing shall be bound hereby.

Section 2.3                                    Governing Law.  THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND ANY SUCCESSOR TO SUCH STATUTE), WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

Section 2.4                                    Waiver of Jury Trial.  EACH OF THE ISSUER, THE GUARANTORS FROM TIME TO TIME PARTY HERETO, THE TRUSTEE AND COLLATERAL AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS FIRST SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 2.5                                    No Recourse Against Others.  No past, present or future director, officer, employee, manager, incorporator, agent or holder of any Equity Interests in the Issuer or of any Guarantors or any direct or indirect parent corporation, as such, shall have any liability for any obligations of the Issuer and such Guarantors (if any) under the Securities, any Guarantees, the Indenture or this First Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.

Section 2.6                                    Successors.  All agreements of the Issuer in this First Supplemental Indenture shall bind its successors. All agreements of the Trustee and Collateral Agent in this First Supplemental Indenture shall bind its successors.

Section 2.7                                    The Trustee.  The Trustee accepts the amendments of the Indenture effected by this First Supplemental Indenture and agrees to perform its duties under the Indenture as hereby amended, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining the rights and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define its rights and limit its liabilities and responsibilities in the performance of its duties under the Indenture as hereby amended. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers, and duties of the Trustee shall be applicable in respect of this First Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.

Section 2.8                                    Counterparts.  The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 2.9                                    Severability.  In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.10                             Effect of Headings.  The Section headings herein are for convenience of reference only and shall not affect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

VIVUS, Inc.

By:	/s/ Mark K. Oki
	Name:	Mark K. Oki
	Title:	Chief Financial Officer &
Chief Accounting Officer

U.S. BANK NATIONAL ASSOCIATION, AS TRUSTEE

By:	/s/ Alison D.B. Nadeau
	Name:	Alison D.B. Nadeau
	Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION, AS COLLATERAL AGENT

By:	/s/ Alison D.B. Nadeau
	Name:	Alison D.B. Nadeau
	Title:	Vice President

[Signature Page to First Supplemental Indenture]